EXHIBIT 12(a)(6)
[VIVENDI UNIVERSAL LOGO]




                                                     MEDIA RELATIONS:
                                                     Anita Larsen
                                                     212-572-1118

                                                     TREASURY CONTACT:
                                                     John Preston
                                                     212-572-7819

                                                     INVESTOR RELATIONS(PARIS):
                                                     Ariane De Lamaze
                                                     011-33-1-71-71-10-84

                 VIVENDI UNIVERSAL COMPLETES EXCHANGE OFFER AND
    CONSENT SOLICITATION FOR 7.50% ADJUSTABLE CONVERSION-RATE EQUITY SECURITY
                        UNITS OF THE SEAGRAM COMPANY LTD.

NEW YORK, NY--MARCH 8, 2001-- Vivendi Universal today announced the successful completion of its exchange offer and consent solicitation (collectively, the "offer") with respect to the 7.50% Adjustable Conversion-rate Equity Security Units (the "Units") issued by The Seagram Company Ltd. ("Seagram"). Vivendi Universal has accepted for payment all Units validly tendered and not properly withdrawn pursuant to the offer. The offer expired at 12:00 midnight, New York City time, on March 7, 2001 and as of such expiration date, more than 92% of the Units had been validly tendered and not properly withdrawn pursuant to the offer. Vivendi Universal expects that settlement for Units accepted for exchange pursuant to the offer will be made on March 14, 2001. Holders whose Units have been accepted pursuant to the offer will receive 0.7535 Vivendi Universal American Depositary Shares, and $4.13 in cash, plus accrued and unpaid distributions to but not including the date of payment (for an aggregate cash payment of $5.00, assuming settlement on March 14, 2001), for each Unit accepted for exchange pursuant to the offer.

      The requisite consents to the proposed amendments to the Units, the purchase contract agreement and the subordinated notes related to the Units and the indenture pursuant to which the subordinated notes were issued were received prior to 12:00 midnight, New York City time, on March 7, 2001. A supplemental agreement to the purchase contract agreement and a supplemental indenture to the indenture relating to the Units to effect such amendments have been executed and delivered. The amendments become operative upon the purchase by Vivendi Universal of the Units validly tendered and not properly withdrawn pursuant to the offer.

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

      Banc of America Securities LLC and Salomon Smith Barney acted as dealer managers for the exchange offer and consent solicitation.

      This announcement does not constitute an offer to purchase or a solicitation of acceptance of the offer or an offer of any securities for sale.


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